Exhibit (h)(4)

TRANSFER AGENCY AND SERVICE

ASSIGNMENT AGREEMENT

This Transfer Agency and Services Assignment Agreement (the “Assignment Agreement”) made this 19th day of October, 2011, by and between Stone Harbor Investment Funds (the “Trust”), a business trust established under the laws of the Commonwealth of Massachusetts, and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation.

WHEREAS, the Trust and ALPS are parties to a Transfer Agency and Service Agreement dated June 21, 2007, as amended, attached hereto as Exhibit A and incorporated herein by reference (the “Transfer Agency Agreement”) whereby the Trust retained ALPS to provide certain transfer agency services to the Trust;

WHEREAS, on July 19, 2011, ALPS Holdings, Inc. (“ALPS Holdings”) entered into a merger agreement providing for the acquisition (the “Acquisition”) of ALPS Holdings by DST Systems, Inc. (“DST”); if the merger contemplated by the Acquisition is completed, ALPS Holdings will become a wholly owned subsidiary of DST, a publicly traded company; ALPS is a wholly owned subsidiary of ALPS Holdings;

WHEREAS, the closing of the Acquisition may result in an “assignment” of the Transfer Agency Agreement by ALPS under Section 11 of the Transfer Agency Agreement, requiring the Trust’s written consent to such assignment.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained:

1. The Trust hereby consents to the assignment by ALPS of the Transfer Agency Agreement effective as of the close of the Acquisition.

2. Except as specifically set forth herein, all other provisions of the Transfer Agency Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Transfer Agency Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their officers designated below as of the date first set forth above.

ALPS FUND SERVICES, INC.		STONE HARBOR INVESTMENT FUNDS

By:	/s/ Jeremy O. May	By:	/s/ Adam J. Shapiro
Name:	Jeremy O. May	Name:	Adam J. Shapiro
Title:	President	Title:	Secretary

EXHIBIT A

Transfer Agency Agreement